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                                     Exhibit 4.12

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                                   THIRD AMENDMENT
                                          TO
                            TERM LOAN AND CREDIT AGREEMENT


         THIS THIRD AMENDMENT OF TERM LOAN AND CREDIT AGREEMENT (the "Third Amendment") is entered into this 22nd day of May, 1997, by and between Norwest Bank Colorado, National Association (the "Bank") and the Rocky Mountain Chocolate Factory, Inc. (the "Borrower").

                                       RECITALS
    I. On April 5, 1996, the Borrower and the Bank entered into a Term Loan and Credit Agreement (the "Agreement") setting forth the terms and conditions of a revolving line of credit facility and three term loan credit facilities extended by the Bank to the Borrower.

    II. On February 5, 1997, and May 2, 1997, the Bank and the Borrower entered into agreements amending certain terms of the Agreement (the "First Amendment" and the "Second Amendment," respectively).

    III. The Bank and the Borrower now wish to modify certain other terms of the Agreement concerning renewal of the Credit and changes of certain covenants.

    NOW, THEREFORE, in consideration of the premises contained herein, the parties agree as follows:

1   INCORPORATION OF RECITALS. The recitals are incorporated herein.

2 CAPITALIZED TERMS. Unless the context requires otherwise, all capitalized terms in the Second Amendment shall have the same meaning as ascribed to them in the Agreement, the First Amendment and the Second Amendment.

3   AMENDMENTS. The Agreement is amended as follows:

    3.1. Section 1.10 of the Agreement is deleted and replaced with the following new section 1.10:

         "1.10. Borrowing Base Certificate" shall mean a schedule of Borrower's Accounts Receivable, Acceptable Accounts Receivable, Inventory, Acceptable Inventory, and Account Receivable agings, executed by an authorized officer of the Borrower and in form acceptable to the Bank."

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    3.2. Section 1.14 of the Agreement is deleted and replaced with the following new section 1.14:

         "1.14.  "Credit Maturity Date' shall mean July 31, 1998."

    3.3 Section 2.1.2 of the Agreement is deleted and replaced with the following new section 2.1.2:

         "2.1.2. The purpose of the Credit is to finance Accounts Receivable from the franchise stores and the purchase of raw materials."

    3.4. Section 2.4 of the Agreement is deleted in its entirety.

    3.5. Section 6 of the Agreement is deleted in its entirety and replaced with the following new section 6, which new section 6 shall be effective March 1, 1997:

        "6.    Affirmative Covenants

              The Borrower covenants and agrees that so long as any Indebtedness remains outstanding hereunder, unless the Bank shall otherwise consent in writing, it will:

              6.1 Pay, when due, all taxes assessed against it or its property except to the extent and so long as contested in good faith.

              6.2 Maintain its corporate existence, comply with all laws and regulations applicable thereto, and comply with all laws applicable to the Borrower and the Borrower's business, including but not limited to all laws governing the Borrower's franchise operations.

              6.3  Furnish to the Bank:

                   6.3.1. Within 90 days after the end of each fiscal year of the Borrower (i) a detailed report of audit of the Borrower for such fiscal year including the balance sheet of the Borrower as of the end of such fiscal year and the statements of profit and loss and surplus of the Borrower for the fiscal year then ended, prepared by independent certified public accountants satisfactory to the Bank, and
                   (ii) a certificate of such accountants stating whether, in making their audit, they have become aware of any Event of Default set forth in Section 8 hereof, or of any event which might become such an Event of Default after the lapse of time or the giving of notice

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                   and the lapse of time, which has occurred and is then
                   continuing and, if any such event has occurred and is continuing, specifying the nature and period of existence thereof.

                   6.3.2. Within 30 days after the end of each month, the balance sheet of the Borrower as of the end of such period and the statement of profit and loss and surplus of the Borrower from the beginning of such fiscal year to the end of such period, unaudited, but certified as correct (subject to year end adjustments) by an appropriate officer of the Borrower.

                   6.3.3. Annually, within 90 days after the Borrower's fiscal year end, a properly completed United States Securities and Exchange Commission Form 10K.

                   6.3.4. Quarterly, within 45 days after the end of each quarter, a properly completed United States Securities and Exchange Commission Form 10Q.

                   6.3.5. Monthly, within 45 days after the end of each calendar month, Borrowing Base Certificates.

                   6.3.6. Monthly, a list of all franchisees currently in default, if any, together with a description of the nature of each default.

                   6.3.7. Annually, within 90 days after the end of the Borrower's fiscal year, a list of monthly projections of the Borrower's business for the coming year and a list of annual projections for the coming 3 years.

                   6.3.8. Annually, a copy of a policy of insurance, showing the Bank as Loss Payee, Mortgagee, or Additional Insured, covering all personal and real property of the Borrower, and its subsidiaries and affiliates, if any.

                   6.3.9. Promptly upon knowledge thereof, notice of the Bank in writing of the occurrence of any event which has or might, after the lapse of time or the giving of notice and the lapse of time, become an event of default under Section 8 of this Agreement; and,

                   6.3.10 Promptly, such other information as the Bank may reasonably request.

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              6.4. Maintain present management of the Borrower, present
                   ownership interest of the Borrower's management, and the Borrower's present principal place of business.

              6.5. Use proceeds from sales of Borrower's assets to repay borrowings hereunder.

              6.6. Maintain at all times its Inventory, Equipment, real estate and other properties in good condition and repair (normal wear and tear excepted), and pay and discharge or cause to be paid and discharged when due, the cost of repairs to or maintenance of the same, and pay or cause to be paid all rental or mortgage payments due on such real estate.

              6.7. Maintain at all times a ratio of debt to Tangible Net Worth of not more than 1.00 to 1.00.

              6.8. Maintain at all times a ratio of Current Assets to Current
                   Liabilities of not less than 1.50 to 1.00.

              6.9. Maintain at all times a Tangible Net Worth of more than
                   $9,000,000.00.

              6.10. Maintain at all times a minimum Cash Flow Coverage Ratio of more than 1.25 to 1:00.

              6.11. Maintain at all times a
                    loan-to-value ratio of no more than 75%. If the Bank reasonably believes that (i) the market value of the Borrower's real property has declined or (ii) Debt Service Coverage has fallen below 1:25 to 1:00 or (iii) regulatory requirements of the Bank have changed, the Bank may require that the property be reappraised at the Borrower's expense, and in the event of a decline in the value of the property, that the Borrower reduce amounts outstanding under Credit or the Term Loans or take such other measures as the Bank may require at that time.

              6.12. Maintain at all times a Working Capital of at least
                    2,250,000.00.

              6.13. When requested so to do, make available for inspection by duly authorized representatives of the Bank any of its books and records, and furnish the Bank any information regarding its

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                         business affairs and financial condition within a
                         reasonable time after written request therefor.

                   6.14. Promptly notify the Bank of any defaults occurring
                         with any franchisee of the Borrower, of any litigation initiated against the Borrower, and of the Borrower's intent to acquire additional factory facilities or other business operations."

    3.6 Section 7.3 of the Agreement is deleted and replaced with the following new section 7.3, which new section 7.3 shall be effective as of March 1, 1997:

         "7.3.   Permit the aggregate amount of the Borrower's capital
         expenditures for fixed assets, including but not limited to fixed asset leases and lease purchases, to exceed $1,750,000.00 annually."

    4 NEW LOANS. The Borrower agrees to inform the Bank of the Borrower's intentions, if any, to incur new debt in order to perm the Bank to offer financing of such new debt to the Borrower.

    5 REPRESENTATION AND WARRANTIES. The Borrower restates and reaffirms all warranties made in the Agreement, and represents and warrants that no Event of Default or event that, with the passing of time may become an Event of Default has occurred or is occurring, except for those Events of Default or events previously disclosed to the Bank or acknowledged by the Bank in writing.

    6. INTEGRATION OF AGREEMENTS. The Agreement, the First Amendment, the Second Amendment, and the Third Amendment shall be read together so as to give effect to the terms of all. All terms and provisions set forth in the Agreement, the First Amendment, and the Second Amendment that are not specifically amended herein shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.



BANK:


Norwest Bank Colorado, National Association


By:  /s/ Michael Noesen
     ------------------------------
     Michael Noesen, Vice President

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BORROWER:


Rocky Mountain Chocolate Factory, Inc.


By: /s/ Lawrence C. Rezentes
    ------------------------------
Name:   Lawrence C. Rezentes
     -----------------------------
Title:  Chief Financial Officer
      ----------------------------


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